As filed with the Securities and Exchange Commission on May 6, 2026

Registration No. 333-217223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S‑11

FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PEAKSTONE REALTY TRUST
(Peakstone Realty Trust, Inc. as successor-by-conversion to Peakstone Realty Trust)

225 Liberty St,
FL 8,
New York, NY 10281-1048
(212) 417-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Corporation Service Company,
251 Little Falls Drive,
Wilmington, Delaware 19808
(866) 403-5272
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Brian Scrivani, Esq.
David Perechocky, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non‑accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-11 by Peakstone Realty Trust, Inc., a Maryland corporation (as successor-by-conversion to, and formerly known as, Peakstone Realty Trust, a Maryland real estate investment trust) (the “Registrant”), (File No. 333-217223) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on April 7, 2017, registering up to $2,200,000,000 in common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), comprised of (i) $2,000,000,000 of a primary offering, in any combination of Class T, Class S, Class D and Class I Common Shares, and (ii) $200,000,000 of Common Shares pursuant to the Registrant’s distribution reinvestment plan, including Class T, Class S, Class D, Class I, Class A, Class AA and Class AAA Common Shares, as amended by Post-Effective Amendment No. 1 to the Registration Statement, filed with the SEC on March 19, 2018, as further amended by Post-Effective Amendment No. 2 to the Registration Statement, filed with the SEC on May 14, 2019, and as further amended by Amendment No. 1 to Post-Effective Amendment No. 2 to the Registration Statement, filed with the SEC on June 4, 2019.

On May 6, 2026, the Registrant completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 2, 2026, by and among BSREP V Neon Pooling REIT L.P., BSREP V Neon Pooling Non-REIT L.P. and BSREP V Brookfield Neon Sub L.P., each a Delaware limited partnership (collectively, “Parent”), Neon REIT Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“REIT Merger Sub”), Neon OP Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Operating Merger Sub”), the Registrant and PKST OP, L.P., a Delaware limited partnership and a majority owned subsidiary of the Registrant (the “Operating Partnership”). Pursuant to the Merger Agreement, at the closing of the transactions, (i) Operating Merger Sub merged with and into the Operating Partnership, with the Operating Partnership surviving the merger (the “Surviving Partnership” and such merger, the “Partnership Merger”), and (ii) immediately following the consummation of the Partnership Merger, REIT Merger Sub merged with and into the Registrant, with the Registrant surviving the merger (the “Surviving Entity” and such merger, together with the Partnership Merger, the “Mergers”). As a result of the Mergers, Parent (or subsidiaries thereof) became the sole common shareholders of the Surviving Entity, and the Surviving Partnership became wholly owned by Parent and the Surviving Entity (or subsidiaries thereof). On May 6, 2026, following the closing of the Mergers, the Registrant converted to a Maryland corporation and became known as Peakstone Realty Trust, Inc.

As a result of the Mergers, the Registrant has terminated all offerings pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on May 6, 2026.

PEAKSTONE REALTY TRUST, INC.
(as successor-by-conversion to Peakstone Realty Trust)

By:	/s/ Gautam Huded
Name:	Gautam Huded
Title:	President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.